Exhibit 99.1

1700 South Patterson Boulevard Dayton, OH 45479 NEWS RELEASE

For further information:

John Hourigan

NCR Corporation

(937) 445-2078

john.hourigan@ncr.com

For Release on May 30, 2006

NCR Names Peter Lieb as Senior Vice President and General Counsel

DAYTON, Ohio – NCR Corporation (NYSE: NCR) today announced the appointment of Peter Lieb as senior vice president, general counsel and secretary of the company.

Lieb reports to NCR President and Chief Executive Officer Bill Nuti.

“Peter’s experience in building a strong technology-oriented intellectual property portfolio combined with his contemporary approach to ethics and compliance programs make him a great addition to our team,” said Nuti. “Moreover, Peter has an exceptional litigation background while possessing a good track record in areas such as contract management, mergers and acquisitions, and building efficient shared service capability. As a result, he will be a fine leader for the future of NCR’s law function.”

Lieb was senior vice president and general counsel at Symbol Technologies where he was a member of the executive committee and provided counsel on all matters affecting the company.

Prior to joining Symbol in 2003, Lieb served in various senior legal positions, including vice president and deputy general counsel, at International Paper Company and, before that, was assistant general counsel at GTE Service Corporation. His experience also includes being a partner in the Jones, Day, Reavis & Pogue law firm, as well as serving in the United States Attorney’s Office.

Early in his legal career, Lieb was a law clerk to U.S. Supreme Court Chief Justice Warren Burger.

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Lieb succeeds Jon Hoak who will continue to work with NCR on a variety of initiatives.

“Coming in, Peter has a solid foundation from which to build at NCR, owing to Jon’s years of service to our company,” said Nuti. “We thank Jon for his hard work and laying the groundwork for further progress in the law function.”

Lieb holds a law degree from the University of Michigan and a bachelor’s degree from Yale College.

About NCR Corporation

NCR Corporation (NYSE: NCR) is a leading global technology company helping businesses build stronger relationships with their customers. NCR’s Teradata® data warehouses, ATMs, retail systems, self-service solutions and IT services provide Relationship Technology™ that maximizes the value of customer interactions and helps organizations create a stronger competitive position. Based in Dayton, Ohio, NCR (www.ncr.com) employs approximately 28,400 people worldwide.

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NCR and Teradata are trademarks or registered trademarks of NCR Corporation in the United States and other countries.